Exhibit 3.2A1
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION
OF
MIRANT AMERICAS GENERATION, LLC

Pursuant to Section 18-202 of the
Delaware Limited Liability Company Act

          1. The name of the limited liability company is Mirant Americas Generation, LLC (the “Company”).
          2. The Certificate of Formation of the Company is hereby amended to change the name of the Company to GenOn Americas Generation, LLC.
          3. Accordingly, Article 1. of the Certificate of Formation shall, as amended, read as follows:
     “1. The name of the limited liability company is GenOn Americas Generation, LLC.”
          IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Amendment this 3rd day of December, 2010.

MIRANT AMERICAS GENERATION, LLC
By:	/s/ Allison Cunningham
Name:	Allison Cunningham
Title:	Authorized Person